UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 7, 2006

Intermec, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-13279	95-4647021
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification Number)

6001 36th Avenue West
Everett, Washington
www.intermec.com	98203-1264
(Address of principal executive offices and internet site)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.              Other Events.

On August 7, 2006, Intermec, Inc. entered into a share repurchase agreement under Rule 10b5-1 of the Securities Exchange of 1934 to facilitate the repurchase of its common stock pursuant to our previously announced share repurchase authorization by our Board of Directors (the “Repurchase Agreement”).  The Repurchase Agreement allows us to repurchase shares of our common stock at times when we would ordinarily be prevented from doing so because of insider trading regulations or self-imposed trading blackout periods.

Subject to the terms and limitations specified in the Repurchase Agreement and in Rule 10b5-1, the Repurchase Agreement authorizes the broker who is the other party to the Repurchase Agreement to repurchase shares of our common stock on our behalf, up to an aggregate total of $50 million.  Under the terms of the Repurchase Agreement, there can be no assurance that any of our shares will in fact be repurchased.

Purchases under the Repurchase Agreement may be made commencing on August 7, 2006 until the earliest to occur of the date on which (i) aggregate purchases reach a total of $50 million or (ii) we give notice of termination to the brokerage firm.  The Repurchase Agreement may be amended by agreement of both parties, for example, to increase the amount of aggregate purchases that may be made.

Because our Board of Directors authorized us to repurchase up to $100 million of our common stock, we would remain authorized to repurchase our common stock after termination of the Repurchase Agreement to the extent that repurchases thereunder aggregate less than $100 million.

Except as required by law, we do not undertake to report modifications or other activities under the Repurchase Agreement or stock trading plans or agreements by directors or officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Intermec, Inc.
(Registrant)

Date: August 7, 2006	By:	/s/ Fredric B. Anderson
Fredric B. Anderson
Vice President, Controller and
Acting Chief Financial Officer